Exhibit (h)(7)

TRANSFER AGENCY AGREEMENT

AGREEMENT made this day of     , 2006 (the “Effective Date”), among PROFUNDS (“ProFunds Trust”), and the ACCESS ONE TRUST (“Access One Trust,” and collectively with ProFunds Trust, the “Trusts,” and each a “Trust”), both of which are Delaware business trusts having their principal places of business at 7501 Wisconsin Avenue, Suite 1000, Bethesda, MD 20814, and BISYS FUND SERVICES OHIO, INC. (“BISYS”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

WHEREAS, ProFunds Trust and BISYS entered into a Transfer Agency Agreement dated October 28, 1997, as amended, (the “1997 Agreement”), as amended to date, including without limitation, that certain Amendment dated December __, 2004 by and among Profunds Trust, Access One Trust and BISYS, pursuant to which BISYS agreed to perform transfer agency services for the Trusts, which has continued in effect through the date hereof;

WHEREAS, the ProFunds Trust desires that BISYS continue to perform transfer agency services for the ProFunds Trust and each investment portfolio of the ProFunds Trust, as now in existence and listed on Schedule A hereto, and the Access One Trust desires that BISYS perform transfer agency services for the Access One Trust and each investment portfolio of the Access One Trust, as now in existence and listed on Schedule A hereto (individually referred to herein, for each Trust, as a “Fund” and collectively as the “Funds”);

WHEREAS, the Trusts desire that BISYS Fund Services, Inc. (“BFI”), an affiliate of BISYS, act as non-bank trustee/custodian to the IRA Accounts of the Funds (as such term is defined below), and that BISYS provide certain retirement plan custodial services for the IRA Accounts of the Funds;

WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

WHEREAS, BISYS and each Trust wish to enter into a new agreement in order to set forth the terms under which BISYS will perform the transfer agency services set forth herein for the Trust.

NOW, THEREFORE, in consideration of the covenants hereinafter contained, each Trust and BISYS hereby agree as follows:

1. Retention of BISYS

(a) Use of Single Document. This Agreement constitutes a separate and distinguishable agreement between BISYS and each Trust. The Agreement has been structured as a single document for convenience only. The representations, warranties, duties and obligations of each Trust hereunder are several, not joint. The representations, warranties, duties and obligations of BISYS to each Trust are separate and do not inure to another Trust. For purposes of this Agreement, references to Trust shall mean to each Trust on an individual basis. No Trust shall be responsible for the actions (or inactions) of another Trust. If this Agreement terminates as to one Trust as provided for herein, this Agreement shall remain in full force and effect as between BISYS and the other Trust unless an appropriate basis for termination of this Agreement as to that Trust also exists.

(b) Services. BISYS shall perform for the Trust the transfer agent services set forth in Schedule B hereto. BISYS also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree. Each Trust hereby appoints BFI as the non-bank trustee/custodian to the IRA Accounts of shareholders of its funds, and retains BISYS to provide the non-bank/trustee custodial services as set forth in this Section.

(c) Trustee/Custodian Services. (i) BFI has obtained a non-bank Trustee/Custodian Notice of Approval letter from the Treasury Department, Internal Revenue Service, dated December 31, 2003. BFI, together with BISYS, has the knowledge and capabilities to act as a passive non-bank trustee/custodian of Traditional

IRA, Roth IRA, SIMPLE IRA, and 403(b)(7) accounts which hold shares of the Funds (collectively, “IRA Accounts”). BISYS has the knowledge and capabilities to perform the services undertaken by BISYS under Schedule B-1 to this Agreement.

(ii) BISYS agrees that BFI shall act as a non-bank trustee/custodian for the IRA Accounts, and BISYS shall perform the services undertaken by BISYS under Schedule B attached hereto, but only so long as (x) BISYS continues to act as transfer agent to the Funds and retains all legal qualifications to act as such, (y) BFI retains all legal qualifications to act as non-bank trustee/custodian, and (z) BFI has not resigned as non-bank trustee/custodian to the IRA Accounts after transmitting written notice of resignation as non-bank trustee/custodian to the IRA Account Holders in accordance with all IRA Account plan agreements. In its capacity as non-bank trustee/custodian, BFI will act only as a passive non-bank trustee (within the meaning of Section 1.408-2(e)(6)(i)(A) of the IRS regulations), and neither BISYS nor BFI will have any discretion to direct investments within any of the IRA Accounts.

(iii) In the event that BFI ceases to act as non-bank trustee/custodian, whether due to loss of legal qualifications or otherwise, but BISYS continues to act as transfer agent, in which event it performs sub-custodial services on behalf of another qualified retirement custodian, BISYS shall no longer be entitled to the entire share of the Custodial Fees (as hereinafter defined and set forth in Section 2 below), but shall be entitled to a proportionate share of the Custodial Fees taking into account the period of time during such year that BFI was the non-bank trustee/custodian for the IRA Accounts and further taking into account the services (for which the parties acknowledge an appropriate allocation of a minimum of $13.00 per social security number related to any number of IRA Accounts (whether open or closed, and for all plan or account types)) that BISYS continues to perform with respect to the IRA Accounts pursuant to Schedule B-1 hereto.

(iv) In the event that BFI ceases to act as non-bank trustee/custodian whether due to loss of legal qualifications or otherwise, and BISYS ceases to act as transfer agent, BISYS shall be entitled to a proportionate share of the

Custodial Fees based on the portion of the year for which BFI and BISYS provide trustee/custodian and transfer agent services, respectively.

(v) BISYS and BFI shall have the right to review and comment upon the plan agreements and other documentation relating to or affecting its services hereunder, and shall have no liability for any modifications made thereto without their express written consent. BISYS and BFI may rely upon the most recent versions of the plan agreement and such other documentation provided to them, and shall render services hereunder in a manner consistent with the terms of such plan agreement and such other documentation.

(vi) In relation to the IRA Accounts, BISYS will perform the functions described in Schedule B-1 hereto, subject to the terms of this Agreement.

(d) BISYS shall, for all purposes herein, be deemed to be an independent contractor and, other than as expressly provided or authorized (as directed by the Board of Trustees of the Trust (the “Boards”) or as provided herein), shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust. BISYS may, in its discretion and at its expense, utilize agents in connection with its Services, and in addition may appoint in writing other parties qualified to perform transfer agency services upon notice to the Trust (individually, a “Sub-Agent”) to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that each Sub-Agent shall be the agent of BISYS and not the agent of the Trust or such Fund, and BISYS shall be fully responsible for the acts of each such agent (to the extent BISYS would be responsible if BISYS had performed such acts) and shall not be relieved of any of its responsibilities hereunder by the use or appointment of such Sub-Agent. BISYS shall disclose in writing the name of any Sub-Agent, and the nature of the relationship between the Sub-Agent and BISYS, to the Trust. For avoidance of doubt, the parties acknowledge that third party vendors that do not perform the Services on behalf of BISYS, but do perform services for the Trust (for example, printing and security pricing vendors and other vendors where vendor fees are reimbursed) are not Sub-Agents, and BISYS is not responsible for the acts or omissions of such vendors.

Nonetheless, in selecting and managing its relationship with each third party vendor, BISYS shall strive to achieve the best overall combination of service quality and cost as may be practical under the circumstances, and shall comply with applicable laws and regulations applicable to BISYS.

The Trust’s Board of Trustees may appoint one or more third parties (each, a “Service Provider”) to perform certain services provided for under this Agreement on behalf of the Trust, and the liquidated damages provision of section shall not apply to such arrangements provided that the compensation payable to BISYS hereunder continues to be paid in full without offset or credit for such services rendered by another Service Provider. In each case, the Trust shall notify BISYS in writing of the scope of services to be provided by a Service Provider; the commencement date (and, if applicable, termination date) for such services; and the location (i.e., whether at the offices of BISYS or such Service Provider) where the books and records related thereto shall be maintained.

In the event that regulatory developments applicable to the Trust necessitate or implicate additional services or an enhancement to the services hereunder (“Additional Services”), BISYS shall monitor regulatory developments, and shall review the anticipated needs of the Trust promptly and provide information concerning the feasibility of implementing the Additional Services, including operational and commercial aspects that are or should be apparent to BISYS concerning the same. BISYS shall use best efforts to identify the specific changes (if any) to BISYS’ service model that would be necessary to accomplish the Additional Services, and set out the estimated costs and estimated implementation timetable for such Additional Service. The parties shall then in good faith agree to mutually agreeable terms applicable to such Additional Service.

2. Fees

Each Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to

Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed. In the event that the provisions of Schedule B are amended upon mutual agreement of the parties to remove certain services from those required to be provided hereunder, the parties may agree upon a change to the fees payable under Schedule C, and the changes to services and fees shall become effective upon the date set forth in an executed amendment to this Agreement specifying those changes.

If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, BISYS’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule C hereto. Payment of BISYS’ compensation for the preceding month shall be made promptly.

As compensation for BFI serving as non-bank trustee/custodian and for BISYS’ providing the services set forth in Schedule B-1 hereto, BISYS and BFI shall collect and retain (in December of each year or earlier, if collected due to the closing of an IRA Account or by reason of a holder of an IRA Account making an earlier payment) from the IRA Accounts, all of the custodial fees (the “Custodial Fees”) payable pursuant to the IRA Account plan agreements and documentation. It is understood and agreed that in the event any custodial fees payable by a holder of an IRA Account are waived by the Trust or the Trust’s adviser, such waiver shall not reduce the amount of the Custodial Fees due to BISYS, and instead shall be payable by the Trust or its adviser, as the case may be.

All rights of compensation under this Agreement for Services performed as of the termination date shall survive the termination of this Agreement.

3. Reimbursement of Expenses and Miscellaneous Service Fees

(a) In addition to paying BISYS the fees set forth in Schedule C, the Trust agrees to reimburse BISYS for BISYS’ reasonable and actual out-of-pocket expenses (for which no mark-up for BISYS overhead expenses shall be included) in providing services hereunder, including without limitation, the following:

(i)	All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

(ii)	All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to Board meeting materials;

(iii)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust’s investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

(iv)	Sales taxes paid on behalf of the Trust;

(v)	The cost of microfilm or microfiche or other electronic retention of records or other materials;

(vi)	Courier (delivery expenses);

(vii)	Check processing fees;

(viii)	Records retention / storage fees;

(ix)	Fulfillment;

(x)	IRA custody and other related fees;

(xi)	NSCC and related costs;

(xii)	Sales taxes;

(xiii)	Costs of statements and confirmations;

(xiv)	Costs of tax forms;

(xv)	Costs of all other shareholder correspondence;

(xvi)	Post office boxes;

(xvii)	Mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders;

(xviii)	Out of pocket expenses (not including professional time or attorneys’ fees) incurred by BISYS associated with an investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by BISYS to the Trust or any Fund, so long as BISYS is not the subject of the investigation or proceeding in which the information is sought; and

(xix)	Any expenses BISYS shall incur at the written direction of an officer of the Trust thereunto duly authorized.

(b) In addition, BISYS shall be entitled to receive miscellaneous service fees as set forth in Schedule C.

(c) With respect to the fees and expenses set forth in (a) and (b) above, each Trust shall be responsible for its own fees and expenses, and one Trust shall not be obligated to make payment to BISYS for the fees and expenses of the other Trust.

4. Term

This Agreement shall become effective as of the date first written above (the “Effective Date”) and shall continue in effect, unless otherwise terminated as provided hereunder or until terminated upon six (6) months' advance written notice given by either party to the other, specifying therein a specific termination date at least six (6) months subsequent to the date such written notice of termination is given. Notice of termination shall not be deemed to have been given until given as provided in the previous sentence.

This Agreement may also be terminated (i) by mutual agreement of the parties, or (ii) for “cause,” as defined below, upon the provision of ninety (90) days advance written notice by the party alleging cause.

For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. BISYS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust’s failure to pay an amount to BISYS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder). If BISYS terminates this Agreement as to one Trust as provided for herein, this Agreement shall remain in full force and effect as between BISYS and the other Trust unless an appropriate basis for termination by BISYS as to that Trust also exists.

After such termination, for so long as BISYS, with the consent of the Trust (and not in contravention of express instructions of the Trust given consistent with the terms of this Agreement), in fact continues to perform any one or more of the Services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Schedule C and Section 3 hereof, the amount of all of BISYS’ reasonable cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties, of the Trust’s property, records, instruments and documents. Should either Trust terminate this Agreement for any reason, BISYS may provide services subsequent to the expiration of this Agreement for transition, as mutually agreed upon by BISYS and the applicable Trust.

If, for any reason other than non-renewal, mutual agreement of the parties, or “cause,” as defined above, BISYS is terminated or replaced as transfer agent (or BFI is replaced as non-bank trustee/custodian) by the Trust, or if a third party (excluding any Sub-Agent appointed by BISYS, as provided in Section 1 hereof) is added to perform all or a substantial part of the Services provided by BISYS under this Agreement (a “Termination Event”), for which sufficient notice of termination is not provided to BISYS (i.e., a notice of termination given after completion of the Initial Term specifying a termination date at least six (6) months subsequent to the date notice is given), then the Trust shall make a one-time cash payment, in consideration of the fee structure and Services to be provided under this Agreement, and not as a penalty, to BISYS equal to all amounts that would be due to BISYS between a Termination Event and the date this Agreement would otherwise terminate in accordance with its terms, assuming for purposes of calculation of such payment that the asset levels of the Trust will remain constant throughout such period. BISYS shall not be required to provide any Services (and BFI shall not be required to act as non-bank trustee/custodian) after the termination date as set forth in the notice of termination unless the parties mutually agree upon the terms and conditions of providing such Services following the termination date, which terms and conditions shall be materially similar to the terms and conditions of this Agreement.

In the event the Trust or a Fund is merged into another legal entity in part or in whole pursuant to any form of business combination or reorganization transaction or is liquidated in part or in whole prior to the expiration of the Initial Term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide transfer agency services (or BFI is not retained as non-bank trustee/custodian) consistent with this Agreement, including the number of accounts subject to such services. The one-time cash payment referenced above shall be due and payable within ninety days (90) days after the date on which a Termination Event occurs, but in any event at least seven (7) days prior to any conversion from BISYS’ system, including by means of any business combination or reorganization, or liquidation.

The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

5. Standard of Care; Uncontrollable Events; Limitation of Liability

BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement and shall comply with all laws applicable to it, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and to its obligations as transfer agent.

BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust’s reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS’ reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

BISYS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, BFI OR THEIR RESPECTIVE AFFILIATES OR ANY OF THE FOREGOING’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. Legal Advice

BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS’ or BFI’s responsibilities and duties pursuant to this Agreement. After so notifying such Trust, BISYS, with the consent of the Trust, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, which approval shall not be unreasonably withheld, such advice to be at the expense of such Trust unless relating to a matter involving BISYS’ willful misfeasance, bad faith, negligence or reckless disregard of BISYS’ responsibilities and duties hereunder, and

BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

7. Instructions / Certain Procedures, etc.

Whenever BISYS or BFI is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, BISYS and/or BFI shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS or BFI to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust’s Board or by the shareholder or shareholder’s agent, as the case may be.

As to the services to be provided hereunder, BISYS and BFI may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein unless BISYS or BFI receives written instructions to the contrary in a timely manner from the Trust.

The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of BISYS) does not conflict with or violate any requirements of the Trust’s Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

The Trust acknowledges receipt of a copy of BISYS’ policy related to the acceptance of trades for prior day processing (the “BISYS As-Of Trading Policy”). BISYS may amend the BISYS As-Of Trading Policy from time to time in its sole discretion. A copy of any such amendments shall be delivered to the Trust upon request. BISYS may apply the BISYS As-Of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to BISYS by the Trust.

The Trust acknowledges and agrees that deviations from BISYS’ written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program as defined in Section 21, BISYS may in its sole discretion determine whether to permit such exception. In the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of BISYS) and delivered to BISYS (an “Exception”); provided that an Exception concerning the requirements of the Trust’s AML Program shall be authorized by such Trust’s AML Compliance Officer (as defined in Section 14). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith and without willful misconduct, BISYS shall have no liability for any loss, liability, expenses or damages to the applicable Trust resulting from the Exception, and the Trust shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys’ fees) and damages resulting to BISYS therefrom. For the avoidance of doubt, BISYS acknowledges and agrees that BISYS’ written transfer agent compliance procedures are part of the Trust’s compliance procedures, such that Exceptions from the Trust’s compliance procedures will not be required so long as neither the Trust’s nor BISYS’ compliance procedures are amended or unless the Trust authorizes a deviation in accordance with the above requirement.

8. Indemnification

The Trust agrees to indemnify and hold harmless BISYS, BFI, and their respective employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, “Losses”) resulting directly and proximately from BFI’s appointment as non-bank trustee/custodian, BISYS’ performance of services under this Agreement or based, if applicable, upon BISYS’ or BFI’s reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to BISYS or BFI by the Trust, the investment adviser, or other authorized agents of the Trust with which BISYS or BFI must interface in providing services; provided that this indemnification shall not apply to actions or omissions of BISYS involving bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

BISYS shall indemnify, defend, and hold the Trust, and its employees, directors, officers, agents and nominees harmless from and against Losses resulting directly and proximately from BISYS’ willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder, including the Schedules and Exhibits hereto.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

9. Record Retention and Confidentiality

BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the “Commission”) at reasonable times. BISYS shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by a Trust or the dealer of record as to such account. BISYS shall provide the Trust with reasonable advance notice of disclosure pursuant to items (i) – (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 9 are subject to the provisions of Section 21.

10. Reports

BISYS shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

11. Rights of Ownership

All computer programs and procedures employed or developed by or on behalf of BISYS or BFI to perform services required to be provided by BISYS under this Agreement are the property of BISYS or BFI, as the case may be. BISYS acknowledges that the Trust utilizes customized software and related items that are not provided by BISYS and which were developed by third party vendors at the request of ProFund Advisors LLC, i.e., the Account Access System. The Trust acknowledges that the

Account Access System is administered by ProFund Advisors LLC and understands that BISYS is authorized to use the Account Access System in connection with the performance of the Services pursuant to the agreement between BISYS, ProFund Advisors LLC and ProFunds Distributors, Inc. dated September 13, 2006, and the Trust approves of such use. All records and other data except such computer programs and procedures provided by BISYS (unless specifically excepted herein) are the exclusive property of the applicable Trust or its/their affiliates and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason. [For the avoidance of doubt, BISYS hereby provides each Trust with a license, during the term of this Agreement, to use the Cash Availability Module system and the NSCC Intraday system, both of which have been developed by BISYS and are owned by BISYS.]

12. Return of Records

BISYS may at its option at any time, and shall promptly upon the applicable Trust’s demand, in each case at the Trust’s expense, turn over to such Trust and cease to retain BISYS’ files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to such Trust, such documents and records shall be retained by BISYS for six years from the year of creation, or such longer period if required by applicable law. At the end of such period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

13. Bank Accounts

BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services required to be performed hereunder. The Trust shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Trust shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

14. Representations and Warranties of the Trust

The Trust represents and warrants to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

The Trust also represents and warrants that (a) it has adopted the written AML Program that has been submitted to BISYS pursuant to Section 17, and has appointed an officer of the Trust as the Trust’s anti-money laundering compliance officer (“AML Compliance Officer”), (b) the AML Program and the designation of the AML Officer have been approved by the applicable Board, (c) the delegation of certain services thereunder to BISYS, as provided in Section 21, has been approved by the Board, and (d) the Trust will submit any material amendments to the AML Program to BISYS for BISYS’ review and consent prior to adoption in accordance with Section 19.

The Trust represents and warrants that it has entered into a confidentiality agreement, in accordance with U.S. Department of the Treasury, Financial Crimes Enforcement Network (“FinCEN”) release FIN-2006-G013, dated October 4, 2006, with the Funds’ investment adviser, and the Trust hereby authorizes BISYS, acting in its capacity as transfer agent, to provide the investment adviser with information related to shareholder Suspicious Activity Reports, upon request.

15. Representations and Warranties of BISYS

BISYS represents and warrants that: (a) BISYS is and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 22c-1 of the 1940 Act, required in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS’ records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; (c) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; (d) BISYS has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients; (e) that BISYS’ policies and procedures are reasonably adequate for BISYS to provide the AML Services and comply with BISYS’ obligations under Section 21 of this Agreement. In addition, BISYS shall give written notice to the Trust of any acquisition, disposition, merger or reorganization of BISYS that involves a change of control of BISYS within thirty (30) days of such occurrence.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS AND BFI ARE COMPLETELY DISCLAIMED.

16. Insurance

BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, BISYS shall provide evidence that coverage is in place. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

17. Information to be Furnished by the Trust and Funds

The Trust has furnished to BISYS, or will furnish upon request, the following, as amended and current as of the effective date of this Agreement:

(a)	A copy of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

(b)	A copy of the Trust’s Bylaws and any amendments thereto;

(c)	Certified copies of resolutions of the Board covering the following matters:

(i)	Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder;

(ii)	Authorization of BISYS to act as Transfer Agent for the Trust; and

(iii)	Authorization of BFI to act as non-bank trustee/custodian.

(d)	A list of all officers of the Trust, with the Trust’s AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

(e)	Two copies of the following (if such documents are employed by the Trust):

(i)	Prospectuses and Statement of Additional Information;

(ii)	Distribution Agreement; and

(iii)	All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds, including, without limitation, the Custodial Plan Agreement.

(f)	A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

(g)	A copy of the Trust’s written Anti-Money Laundering Program (the “AML Program”), including related Policies and Procedures.

18. Information Furnished by BISYS

BISYS has furnished to the Trust, or will furnish upon request, evidence of the following:

(a)	Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement.

(b)	Authorization of BISYS to act as Transfer Agent for the Trust.

(c)	The current BISYS “As-of” Trading Policy.

(d)	The written program concerning anti-money laundering services rendered by BISYS to its various clients.

19. Amendments to Documents

The Trust shall furnish BISYS and BFI written copies of any amendments to, or changes in, any of the items referred to in Section 17 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust, or the AML Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS or BFI hereunder unless the Trust first obtains BISYS’ approval of such amendments or changes, which approval shall not be withheld unreasonably.

20. Reliance on Amendments

BISYS and BFI may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 17 and 19 of this Agreement and, subject to the provisions of Section 5 hereof, the Trust hereby indemnifies and holds harmless BISYS and BFI from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS and BFI in reasonable reliance upon such amendments and/or changes. Although BISYS and BFI are authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 17 and 19 hereof, in the event the same relate to services provided by BISYS or BFI hereunder, neither BISYS nor BFI shall have any liability for failure to comply with or take any action in conformity with such amendments or changes unless the Trust first obtains BISYS’ written consent to and approval of such amendments or changes.

21. Compliance with Laws

Except for the obligations of BISYS set forth in Section 9 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of the prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust’s shares. The Trust represents and warrants that all shares of the Trust that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

The Trust hereby delegates to BISYS the performance, on behalf of the Trust, of the anti-money laundering services set forth under Item 6 of Schedule B (the “AML Services”) as concerns the shareholder accounts maintained by BISYS pursuant to this Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below, and omnibus accounts, to the extent provided below). BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust’s AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust’s AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. BISYS’ obligations under this delegation shall be subject to Sections 19 and 20, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review and consent.

The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph or any representation in this Agreement, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

In connection with the foregoing delegation, the Trust also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with the Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs BISYS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as discussed in the Release concerning the final rule of the Department of the Treasury, 31 CFR 103 and of the Commission, 17 CFR 270, entitled Customer Identification Programs for Mutual Funds issued on May 9, 2003 and subsequent guidance issued jointly by such agencies entitled Question and Answer Regarding the Mutual Fund Customer Identification Program Rule (31 CFR 103.131) issued on August 11, 2003.

22. Notices

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to ProFunds or Access One Trust, as the case may be; at 7501 Wisconsin Avenue, Suite 1000, Bethesda, MD 20814 Attn: General Counsel; and if to BISYS or BFI, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, with a copy to The BISYS Group, Inc., 105 Eisenhower Parkway, Roseland, New Jersey 07068, Attention: General Counsel, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

23. Assignment

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 23 shall not limit or in any way affect BISYS’ right to appoint a Sub-Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

24. Governing Law and Matters Relating to the Trust as a Delaware Business Trust

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of each Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.

Each Fund shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to a Fund shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement between BISYS and each Fund is understood to be for administrative convenience only and shall not constitute any basis for joining the rights or obligations of the Funds for any reason.

25. Activities of BISYS

The services of BISYS rendered to the Trust hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a shareholder or otherwise

26. Privacy

Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission’s Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

27. Access to be Provided

BISYS shall grant reasonable access to the Trust, the AML Compliance Officer, and regulators having jurisdiction over the Trust, to the books and records maintained by BISYS as the same relates to the services performed hereunder on behalf of the Trust. Records may be edited or redacted to maintain confidentiality of materials related to other clients of BISYS. BISYS shall make its relevant personnel available to meet with the Board concerning the AML Services at least annually or at such other intervals as may be reasonably necessary or appropriate.

28. Miscellaneous

(a)	Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)	This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 1997 Agreement, as amended.

(c)	This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)	No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(e)	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy, or operate as a waiver of it, and no party shall be deemed to have waived any provision of this Agreement unless set forth in a writing signed by such party.

29. Confidentiality

BISYS and the Trust will each treat as proprietary and confidential any facts, circumstances, information, plans, projects and technical or commercial knowledge gained about the other party through the relationship created by this Agreement, except that information in the public domain and technical, operational or commercial knowledge that was or is independently discovered or developed shall not be subject to any such restriction. For these purposes, confidential information includes but is not limited to that information which relates or refers to: business planning; internal controls; computer, data processing, or communications architectures or systems; electronic data processing architectures, applications, programs, routines, or subroutines; business affairs and methods of operation or proposed methods of operations, investment techniques, strategies or systems and their application in particular contexts, and any non-public financial or other non-public information. In connection with the foregoing, each party acknowledges and agrees that, with respect to confidential information of the other party, (i) disclosure of such information to employees and agents shall only be made on a need-to-know basis, and (ii) each party shall take commercially reasonable steps to protect the confidentiality of such information. Each party agrees that it will not disclose any such covered proprietary or confidential information gained in relation to the other party to unaffiliated third parties, except (i) in the case of disclosure by BISYS, to a Sub-Agent or other permitted agent referred to in Section 1, or to a third party vendor used by BISYS, provided that such disclosure shall be limited to information that is needed by such agent or vendor for the provision of services and, provided further, that further dissemination inconsistent with this provision shall be prohibited by written confidentiality restrictions, (ii) to financial or legal advisers on a need-to-know basis (in either case in such manner as to ensure no further dissemination), (iii) with the written consent of the other party,

(iv) as provided in Section 9, as concerns the books and records of the Funds, (v) as may be required by law or legal process, provided that to the extent practicable, the disclosing party shall provide prior notice of the disclosure to the other party. The parties further agree that a breach of this paragraph by either party would irreparably damage the other party, and accordingly agree that each party shall be entitled to an injunction or other equitable relief to prevent the breach or a further breach of this provision.

The provisions of this Section 29 shall survive the termination of this Agreement for a period of two years from the date of termination.

*            *            *            *             *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

PROFUNDS

By:	/s/ Louis Mayberg
Name:	Louis Mayberg
Title:	President

ACCESS ONE TRUST

By:	/s/ Louis Mayberg
Name:	Louis Mayberg
Title:	President

BISYS FUND SERVICES, OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

AMONG PROFUNDS, ACCESS ONE TRUST AND BISYS FUND SERVICES

OHIO, INC.

FUNDS

ACCESS ONE TRUST

Access Flex High Yield Fund

Access Flex Bear High Yield Fund

Access VP High Yield Fund

PROFUNDS TRUST

Banks UltraSector ProFund

Basic Materials UltraSector ProFund

Bear ProFund

Biotechnology UltraSector ProFund

Bull ProFund

Consumer Goods UltraSector ProFund

Consumer Services UltraSector ProFund

Europe 30 ProFund

Falling U.S. Dollar ProFund

Financials UltraSector ProFund

Health Ccare UltraSector ProFund

Industrials UltraSector ProFund

Internet UltraSector ProFund

Large-Cap Growth ProFund

Large-Cap Value ProFund

Mid-Cap ProFund

Leisure Goods UltraSector

Mid-Cap Growth ProFund

Semiconductor UltraSector ProFund

Short Oil & Gas ProFund

Short OTC ProFund

Short Precious Metals ProFund

Short Real Estate ProFund

Short Small-Cap ProFund

Small-Cap ProFund

Small-Cap Growth ProFund

Small-Cap Value ProFund

Technology UltraSector ProFund

Telecommunications UltraSector ProFund

U.S. Government Plus ProFund

UltraBear ProFund

UltraBull ProFund

UltraDow 30 ProFund

Ultra Emerging Markets ProFund

Ultra International ProFund

UltraJapan ProFund

Mid-Cap Value ProFund

Mobile Technologies Telecommunications

UltraSector ProFund

Money Market ProFund

Oil & Gas UltraSector ProFund

Oil Equipment, Services & Distribution

UltraSector ProFund

OTC ProFund

Pharmaceuticals UltraSector ProFund

Precious Metals UltraSector ProFund

Real Estate UltraSector ProFund

Rising Rates Opportunity ProFund

Rising Rates Opportunity 10 ProFund

Rising U.S. Dollar ProFund

UltraMid-Cap ProFund

UltraOTC ProFund

Ultra Short Dow 30 ProFund

UltraShort Emerging Markets ProFund

UltraShort International ProFund

UltraShort Japan ProFund

UltraShort Mid-Cap ProFund

UltraShort OTC ProFund

UltraShort Small-Cap ProFund

UltraSmall-Cap ProFund

Utilities UltraSector ProFund

SCHEDULE A (CONT.)

TO THE TRANSFER AGENCY AGREEMENT

AMONG PROFUNDS, ACCESS ONE TRUST, BISYS FUND SERVICES OHIO,

INC. AND BISYS FUND SERVICES, INC.

FUNDS

PROFUNDS TRUST (Cont.)

ProFund VP Asia 30

ProFund VP Banks

ProFund VP Basic Materials

ProFund VP Bear

ProFund VP Biotechnology

ProFund VP Bull

ProFund VP Consumer Goods

ProFund VP Consumer Services

ProFund VP Dow 30

ProFund VP Energy

ProFund VP Europe 30

ProFund VP Financials

ProFund VP Health Ccare

ProFund VP Industrials

ProFund VP Internet

ProFund VP Japan

ProFund VP Large-Cap Growth

ProFund VP Large-Cap Value

ProFund VP Mid-Cap Growth

ProFund VP Mid-Cap Value

ProFund VP Money Market

ProFund VP Oil & Gas

ProFund VP OTC

ProFund VP Pharmaceuticals

ProFund VP Precious Metals

ProFund VP Real Estate

ProFund VP Rising Rates Opportunity

ProFund VP Semiconductor

ProFund VP Short Dow 30

ProFund VP Short Mid-Cap

ProFund VP Short OTC

ProFund VP Short Small-Cap

ProFund VP Small-Cap

ProFund VP Small-Cap Growth

ProFund VP Small-Cap Value

ProFund VP Technology

ProFund VP Telecommunications

ProFund VP U.S. Government Plus

ProFund VP Ultra Bull

ProFund VP UltraMid-Cap

ProFund VP UltraOTC

ProFund VP UltraShort Dow 30

ProFund VP UltraShort OTC

ProFund VP UltraSmall-Cap

ProFund VP Utilities

SCHEDULE B

TO THE TRANSFER AGENCY AGREEMENT

AMONG PROFUNDS, ACCESS ONE TRUST

AND BISYS FUND SERVICES OHIO, INC.

Dated ___________, 2006

TRANSFER AGENCY SERVICES

1.	Shareholder Transactions

(a)	Process shareholder purchase and redemption orders.

(b)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

(d)	Issue periodic statements for shareholders.

(e)	Process transfers and exchanges.

(f)	Process dividend payments, including the purchase of new shares, through dividend reinvestment.

(g)	Issue duplicate confirmations to those broker-dealers and/or registered investment advisers that (i) are identified in shareholder account records and (ii) request receipt of such confirmations.

2.	Shareholder Information Services

(a)	Make information available to shareholder servicing unit and other remote access units regarding trade date, share price and dividend information.

(b)	Produce detailed history of transactions through duplicate or special order statements upon request.

(c)	Provide personnel to respond to telephone inquiries from Trust shareholders and prospective shareholders.

(d)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing materials to current shareholders. (Note, additional fee is applicable.)

3.	Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States in which the Fund is registered.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)	Issue tax withholding reports to the Internal Revenue Service.

(d)	Prepare and distribute statements of average cost. (Note, additional fee is applicable.)

4.	Dealer/Load Processing (if applicable)

(a)	Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

(b)	Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

(c)	Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(d)	Provide for payment of 12b-1 fees and/or shareholder servicing fees to dealers.

(e)	[Calculate redemption fee, if any.

(f)	Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load fund.

(g)	Provide reports to ProFund Advisors LLC regarding load processing as determined and required by the Trust or ProFund Advisors LLC.]

5.	Shareholder Account Maintenance

(a)	Maintain all shareholder records for each account in the Trust.

(b)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)	Record shareholder account information changes.

(d)	Maintain account documentation files for each shareholder.

(e)	Issue account maintenance confirmation notices.

6.	Anti-Money Laundering Services

(a)	Verify shareholder identity upon opening new accounts.

(b)	Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Trust’s AML Program.

(c)	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust’s AML Program.

(d)	Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

(e)	Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust’s AML Program, and make the same available for inspection by (i) the Trust’s AML Compliance Officer, (ii) any auditor of the Trust’s AML Program or related procedures, policies or controls that has been designated by each Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust’s AML Compliance Officer.

(f)	Arrange for periodic reviews, at least annually, to be performed by internal auditors or other auditors chosen by BISYS concerning the BISYS operations related to the AML Services.

(g)	Administer and implement FinCEN AML rules on foreign correspondent accounts for foreign financial institutions and private banking accounts for foreign individuals.

7.	[Additional Services

(a)	Maintain and enhance CAM as necessary and as dictated by the Trust or ProFund Advisors LLC – maintenance to be provided at no additional charge; however, enhancements provided at a mutually agreed upon amount.

(b)	Assistance with compliance with the Foreign Investment in Real Property Tax Act and administration of processes with respect to same as necessary.

(c)	Transmit daily net aggregate trade information for each Fund to ProFund Advisors LLC in the manner and as determined by each Trust.

(d)	T+1 reconciliation of estimate information received by ProFund Advisors and final order information received by BISYS. Processing of such information and coordination with ProFund Advisors LLC with respect to same.

(e)	Review and comment on distribution, supermarket and other contracts as requested.]

SCHEDULE B-1

TO THE TRANSFER AGENCY AGREEMENT

AMONG PROFUNDS, ACCESS ONE TRUST

AND BISYS FUND SERVICES OHIO, INC.

Dated ___________, 2006

Additional Services Related to IRA Accounts

BFI will act as the IRA custodian for the Funds’ IRA Accounts, and BISYS will perform the additional recordkeeping and administrative functions listed below with respect to those accounts (in addition to any applicable services already set forth in the Agreement).

(a)	Perform good order review by ERISA guidelines of documents required to open new retirement accounts for fund shareholders. This includes obtaining an executed retirement application by both the shareholder and the custodian.

(b)	Perform good order review by ERISA guidelines and process transfers specific to retirement accounts. These include transfers from prior custodian or to successor custodians, direct rollovers from qualified plans, and Roth conversions. This includes obtaining acceptance by an authorized delegate of the successor custodian.

(c)	Perform annual population extraction, notification, ERISA good order review, and processing of required mandatory distributions for shareholders aged 70 1/2 or older.

(d)	Record the names of beneficiaries identified by the holder of the IRA Account (the “Account Holder”).

(e)	Calculate distributions, withdrawals, required withholding and other payments to Account Holders.

(f)	Process contributions and distributions for Account Holders.

(g)	Collect close-out and/or custodial fees when retirement plan assets are fully liquidated from accounts and disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement language.

(h)	Collect custodial fees from Account Holders who elect prepayment and disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement language.

(i)	Coordinate and execute the annual IRA custodial fee event to collect fees from active retirement plan Account Holders via asset liquidation. Disburse revenue in accordance with prospectus, IRA disclosure, and/or IRA custodial agreement language.

(j)	Retain all ERISA required Account Holder documents in original form. These documents will include IRS Form 5303-A, Forms 5305-A, -RA, -EA, -SA, -SEP, and 403(b)(7) plan agreements.

(k)	Tracking, production, and filing to Account Holders and government entities of federal and state tax forms specific to retirement plan accounts (i.e. Forms 1099-R and 5498).

(l)	Complete annual W4P federal withholding solicitation.

(m)	Maintain Form W-4P elections for federal and state withholding on retirement plan distributions for each retirement plan shareholder and perform withholding accordingly.

(n)	Respond to Account Holder written and verbal operational inquiries related to their retirement accounts.

SCHEDULE C

TO THE TRANSFER AGENCY AGREEMENT

AMONG PROFUNDS, ACCESS ONE TRUST

AND BISYS FUND SERVICES OHIO, INC.

Dated ___________, 2006

TRANSFER AGENT FEES

In consideration of the services rendered pursuant to this Agreement, BISYS shall be paid the following fees by the ProFunds Trust and the Access Trust on the first business day of each month, or at such other time(s) as the parties hereto shall agree.

•	Complex fee: $1,250,000

•	VP Funds fee: $10,000 each

•	Per Account fee: $33.50

•	Per NSCC Account fee: $10.00

•	Base Telephone Call fee of $22,500/month for up to 5000 calls/month

•	Per Telephone Call fee for calls in excess of 5000/month: $4.50/call

•	Base fee applies as long as BISYS is the primary telephone servicing agent for all self-directed investors.

•	Per Closed Account: $1.00

MISCELLANEOUS SERVICE FEES

(a) A fee for managing and overseeing the report, print and mail functions performed by BISYS’ third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for programming in connection with creating or changing the forms of statements, billed at BISYS’ then-current rate (currently $125/hour); and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

(b) System development fees, billed at BISYS’ then-current rate (currently $50/hour), as approved by the Trust, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to Item 8 of Schedule D attached hereto;

(c) Fees for development of custom interfaces, billed at a mutually agreed upon rate;

(d) Ad hoc reporting fees, billed at a mutually agreed upon rate;

(e) A fee for providing mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders;

(f) Interactive Voice Response System fees, charged according to BISYS’ standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected;

(g) Expenses associated with the tracking of “as-of” trades;

(h) Expenses associated with BISYS’ anti-fraud procedures and the performance of delegated services under the written anti-money laundering program (“AML Program”) adopted by the Trust; and

(i) In the event that BISYS is requested or authorized by the Trust or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by BISYS to the Trust or any Fund, the Trust will, so long as BISYS is not the subject of the investigation or proceeding in which the information is sought, pay BISYS for its professional time (at its standard billing rates) in responding to such requests or requirements.

SCHEDULE D

TO THE TRANSFER AGENCY AGREEMENT

AMONG PROFUNDS, ACCESS ONE TRUST

AND BISYS FUND SERVICES OHIO, INC.

Dated __________________, 2006

REPORTS

1.	Daily Shareholder Activity Journal

2.	Daily Fund Activity Summary Report

(a)	Beginning Balance

(b)	Transactions

(c)	Shareholder Transactions

(d)	Reinvested Dividends

(e)	Exchanges

(f)	Adjustments

(g)	Ending Balance

3.	Daily Wire and Check Registers

4.	Monthly Dealer Processing Reports

5.	Monthly Dividend Reports

6.	Sales Data Reports for Blue Sky Registration

7.	A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

8.	Such special reports and additional information that the parties may agree upon, from time to time.

In addition to the forgoing, following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

•	performed good order review for all new and reregistered accounts;

•	performed acceptance review for all monetary instruments received;

•	administered signature guarantee policy in accordance with prospectus requirements;

•	administered escrow hold policy in accordance with prospectus requirements;

•	verified customer address changes;

•	verified customer identification for all new accounts and all name changes on existing accounts;

•

monitored all purchase transactions made with cash equivalents totaling in excess of $10,000 resulting in the filing of [x] Form 8300 reports during the period. The Fund does not accept cash or currency;

•	monitored all accounts for suspicious activity resulting in the filing of [x] Form SAR reports during the period;

•

reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of [x] accounts during the period;

•	reviewed shareholder names in compliance with FinCEN 314(a) requests, resulting in the reporting of accounts during the period;

•	created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

•

maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund’s anti-money laundering program for all BISYS transfer agent services.

The following will be provided in such report if the Trust falls under the related USA PATRIOT Act provisions:

•	performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

•	performed required due diligence on any new correspondent accounts opened during the period.

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